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Independent Auditors' Consent

The Board of Directors and Stockholders
Lunn Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement No.333-19759 on Form S-8 and No.333-12905 on Form S-3 of Lunn Industries, Inc. of our report dated April 2, 1997, relating to the consolidated balance sheet of Lunn Industries, Inc. and subsidiary as of December 31, 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Lunn Industries, Inc.

                                            KPMG PEAT MARWICK LLP

Jericho, New York
April 10, 1997